SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 16, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is filed by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC and State PSC Matters—Georgia Power Retail Base Rate Filing” of The Southern Company (“Southern Company”), MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC and Georgia PSC Matters – Retail Base Rate Filing” of Georgia Power Company (“Georgia Power”) and Note (K) to the Condensed Financial Statements of Southern Company and Georgia Power in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 for information regarding Georgia Power’s retail base rate proceeding with the Georgia Public Service Commission (the “Georgia PSC”). For additional information, see MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Georgia Power” of Southern Company and MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Rate Plans” of Georgia Power in Item 7 and Note 3 to the financial statements of Southern Company and Georgia Power under “Georgia Power Retail Regulatory Matters” and “Retail Regulatory Matters,” respectively, in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

On November 16, 2007, Georgia Power filed its rebuttal testimony with the Georgia PSC in connection with its request to increase retail base rates over a three-year period ending December 31, 2010. The rebuttal testimony includes a Settlement Agreement among Georgia Power, the Georgia Public Service Commission’s Public Interest Advocacy Staff (the “Staff”), the Consumers Utility Counsel of the Governor’s Office of Consumer Affairs for the State of Georgia, the Georgia Industrial Group, the Georgia Traditional Manufacturers Association, the

Association For Fairness In Rate Making, the Georgia Municipal Association, the Georgia Environmental Facilities Authority and the United States Department of Defense (the “Stipulating Parties”). Under the terms of the Settlement Agreement, Georgia Power’s retail base rates would increase by approximately $99.7 million, effective January 1, 2008 to provide for cost recovery of transmission, distribution, generation and other investments, as well as increased operating costs. In addition, an environmental compliance cost recovery (“ECCR”) tariff would be implemented to allow for recovery of costs related to environmental controls mandated by state and federal regulations. The ECCR tariff would increase revenues by approximately $222 million annually over the three-year period. The estimated impact of the Settlement Agreement to the average residential customer is $5.70 per month. Under the Settlement Agreement, Georgia Power’s earnings would be evaluated against a retail return on common equity range of 10.25% to 12.25%. One-third of earnings above 12.25% would be applied to the ECCR tariff and two-thirds would be applied to rate refunds.

While the Stipulating Parties are seeking support of the Settlement Agreement from all parties in the matter, Georgia Power’s retail base rate proceeding will continue on its current schedule. Rebuttal testimony of Georgia Power is scheduled to begin November 29, 2007, with a vote by the Georgia PSC scheduled for December 20, 2007. Any agreement with respect to Georgia Power’s retail base rate proceeding must be approved by the Georgia PSC. Accordingly, the terms of the Settlement Agreement are subject to change and the terms of any final agreement approved by the Georgia PSC may differ materially from the terms of the Settlement Agreement. The ultimate outcome of this matter cannot be determined at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2007	THE SOUTHERN COMPANY By /s/ Patricia L. Roberts Patricia L. Roberts Assistant Secretary
GEORGIA POWER COMPANY By /s/ Wayne Boston Wayne Boston Assistant Secretary